SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.    20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

July 25, 2007

TXCO Resources Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-9120	84-0793089
(State of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 E. Sonterra Blvd., Suite 350
San Antonio, Texas	78258
(Address of principal executive offices)	(Zip Code)

(210) 496-5300
(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2007, TXCO Resources Inc., a Delaware corporation ("TXCO"), closed on the "Amended and Restated Term Loan Agreement" and the "First Amendment To The Amended And Restated Credit Agreement," both dated as of July 25, 2007, with BMO Capital Markets Corp. as arranger, Bank of Montreal as administrative agent and several lenders named in the agreement.  The July 25 agreements, among other things, increase the term loan from $80 million to $100 million and require TXCO to hedge a portion of its oil and gas production. The facility was closed on July 25, 2007.

    This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the agreements, included as Exhibit 10.1 and 10.2 to this filing.  Exhibit 10.1 and 10.2 are incorporated by reference into this Item 1.01.  There are representations and warranties contained in the agreements that were made by the parties to each other as of specific dates.  The assertions embodied in the representations and warranties were made solely for purposes of the agreements and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the agreements’ terms.  Moreover, certain representations and warranties may not be accurate and complete as of any specified date because (i) they may be subject to contractual standards of materiality that differ from standards generally applicable to shareholders, or (ii) they may have been used to allocate risk among the parties rather than to establish matters as facts.  Based on the foregoing, you should not rely on the representations and warranties as statements of factual information.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	Amended and Restated Term Loan Agreement, dated as of July 25, 2007

10.2	First Amendment to the Amended And Restated Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TXCO Resources Inc.

Dated: July 27, 2007	/s/ P. Mark Stark
P. Mark Stark
Chief Financial Officer
(Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Term Loan Agreement, dated as of July 25, 2007

10.2	First Amendment to the Amended And Restated Credit Agreement

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